Exhibit 5.1

December 9, 2014

Relmada Therapeutics

546 Fifth Avenue, 14th Floor

New York, New York 10036

Gentlemen:

We are acting as counsel for Relmada Therapeutics, Inc., a Nevada corporation (the "Company"), in connection with the registration statement on Form S-1, File No. 333-197109 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”).

The Registration Statement relates to the resale by the selling stockholders identified in the prospectus of up to (i) 42,786,976 shares of common stock, par value $0.001 per share, held by the selling stockholders, (ii) 2,765,659 shares of the Company’s common stock issuable upon exercise of Series A Preferred Warrants and Notes Warrants (the “Preferred and Note Warrants”) held by the selling stockholders named in the prospectus at an exercise price of $0.80 per share; (iii) 8,581,872 shares of the Company’s common stock issuable upon exercise of Series B Warrants (the “B Warrants”) held by the selling stockholders named in the prospectus at an exercise price of $2.25 per share, and (iv) 868,213 shares of the Company’s common stock issuable upon exercise of founder warrants (the “Founder Warrants”) held by the selling stockholder named in the prospectus at an exercise price of $0.80 per share.

We have examined such records and documents and made such examination of laws as we have deemed relevant in connection with this opinion. It is our opinion that the shares of common stock of the Company referred to above, when issued and sold upon the conditions contemplated in the Registration Statement, will be duly authorized and validly issued, fully paid and non-assessable upon issuance. It is also our opinion that the Preferred and Note Warrants, the B Warrants, and the Founder Warrants are binding obligations of the Company.

We are licensed to practice in the State of New York. This opinion letter is limited to the law of New York, the applicable law of Delaware and applicable federal law of the United States.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

HISCOCK & BARCLAY, LLP

By:	/s/ Hiscock & Barclay, LLP
HISCOCK & BARCLAY, LLP